Exhibit 99(a)

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 11-K

(Mark One)
[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended: December 31, 1996

                                       OR

[    ]       TRANSITION  REPORT  PURSUANT TO SECTION 15(d) OF THE SECURITIES
             EXCHANGE ACT OF 1934

                        For the transition period from to
                         Commission file number: 1-5442
                                                 ------

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         General Instrument Corporation
                         ------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                             13-3575653
          --------                                             ----------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

               8770 West Bryn Mawr Avenue Chicago, Illinois 60631
               --------------------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (773) 695-1000
                                 --------------
              (Registrant's telephone number, including area code)

General Instrument  Corporation Savings Plan
Financial  Statements as of and for
the Years Ended December 31, 1996 and 1995,
Supplemental Schedules as of and for the Year Ended December 31, 1996, and
Independent Auditors' Report

GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits as of
     December 31, 1996 and 1995, with Supplemental Fund Information         2-3

   Statements of Changes in Net Assets Available for Benefits for the Years
     Ended December 31, 1996 and 1995, with
     Supplemental Fund Information                                          4-5

   Notes to Financial Statements for the Years Ended
     December 31, 1996 and 1995                                             6-11

SUPPLEMENTAL SCHEDULES:

   Item 27a - Schedule of Assets Held for Investment Purposes
     as of December 31, 1996                                                 12

   Item 27d - Schedule of Reportable Transactions for the
     Year Ended December 31, 1996                                            13

Note: Supplemental Schedules are included for filing with the Annual Return on Form 5500. Supplemental Schedules not included herein are omitted due to the absence of conditions under which they would be required.

INDEPENDENT AUDITORS' REPORT


Administrative Committee
General Instrument Corporation Savings Plan

We have audited the accompanying statements of net assets available for benefits of General Instrument Corporation Savings Plan (the "Plan") as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's Administrative Committee. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1996 and 1995, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information by fund as of December 31, 1996 and 1995, and for the years then ended, is presented for the purpose of additional analysis of the basic financial statements rather than to present information regarding the net assets available for benefits and changes in net assets available for benefits of the individual funds, and is not a required part of the basic financial statements. The supplemental schedules and fund information are the responsibility of the Plan's Administrative Committee. Such supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


/s/Deloitte & Touche LLP
------------------------
Deloitte & Touche LLP

June 2, 1997


GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH SUPPLEMENTAL FUND INFORMATION
AS OF DECEMBER 31, 1996
 PART 1 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH


                                    General
                                  Instrument      Vanguard                                  Vanguard       Vanguard
                                  Corporation    Investment      Vanguard/     Vanguard       Money      Fixed Income   Vanguard
                                    Common        Contract     Wellington       Index         Market     Securities       STAR
                                  Stock Fund      Trust          Fund           Trust        Reserves       Fund       Portfolio
ASSETS:
  Investments, at fair value:
    Company common stock        $ 16,279,428   $         -     $         -   $         -   $         -   $         -   $         -
    Common/collective trust                -     6,486,110               -             -             -             -             -
    Shares of registered
      investment company                   -             -      14,219,477    15,765,070     7,927,015     4,072,849     2,268,045
    Participant loans                      -             -               -             -             -             -             -
  Loans receivable                    10,542         4,709           8,726         9,623         4,978         2,532         2,030
  Contributions receivable:
      Employee                        81,166        35,601         114,105       169,388        43,088        32,686        48,876
      Employer                       255,325             -               -             -             -             -             -
                                ------------   -----------    ------------  ------------   -----------   -----------   -----------
        Total assets              16,626,461     6,526,420      14,342,308    15,944,081     7,975,081     4,108,067     2,318,951

  LIABILITIES:
    Accrued liabilities                  773           772             772           772           772           772           772
                                ------------   -----------    ------------  ------------   -----------   -----------   -----------
NET ASSETS AVAILABLE
  FOR BENEFITS                  $ 16,625,688  $  6,525,648    $ 14,341,536  $ 15,943,309   $ 7,974,309   $ 4,107,295   $ 2,318,179
                                ============  ============    ============  ============   ===========   ===========   ===========


See notes to financial statements.


 PART 2 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH


                                                  Vanguard
                                  Vanguard        Interna-
                                    U.S.           tional
                                   Growth          Growth           Loan
                                  Portfolio       Portfolio         Fund           Total
ASSETS:
  Investments, at fair value:
    Company common stock         $         -     $         -    $         -     $ 16,279,428
    Common/collective trust                -               -              -        6,486,110
    Shares of registered
      investment company           3,806,799       2,846,516              -       50,905,771
    Participant loans                      -               -      2,011,892        2,011,892
  Loans receivable                     3,188           2,555              -           48,883
  Contributions receivable:
      Employee                        97,306          54,808              -          677,024
      Employer                             -               -              -          255,325
                                 -----------     -----------    -----------     ------------
        Total assets               3,907,293       2,903,879      2,011,892       76,664,433

  LIABILITIES:
    Accrued liabilities                  772             772              -            6,949
                                 -----------     -----------    -----------      -----------
NET ASSETS AVAILABLE
  FOR BENEFITS                   $ 3,906,521     $ 2,903,107    $ 2,011,892      $76,657,484
                                 ===========     ===========    ===========      ===========


See notes to financial statements.


GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH SUPPLEMENTAL FUND INFORMATION
AS OF DECEMBER 31, 1995
 PART 1 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH


                                    General
                                  Instrument      Vanguard                                  Vanguard       Vanguard
                                  Corporation    Investment      Vanguard/     Vanguard       Money      Fixed Income   Vanguard
                                    Common        Contract     Wellington       Index         Market     Securities       STAR
                                  Stock Fund      Trust          Fund           Trust        Reserves       Fund       Portfolio
ASSETS:
  Investments, at fair value:
    Company common stock        $ 14,363,809   $         -     $         -   $         -   $         -   $         -   $         -
    Common/collective trust                -     6,551,207               -             -             -             -             -
    Shares of registered
      investment company                   -             -      11,724,173    10,783,610     7,948,955     4,138,902     1,343,678
    Participant loans                      -             -               -             -             -             -             -
  Loans receivable                    11,422         5,363           9,187         7,498         6,510         3,187         1,042
  Contributions receivable:
      Employee                        81,766        42,791         107,414       133,348        50,128        36,095        32,662
      Employer                       217,602             -               -             -             -             -             -
                                ------------   -----------    ------------  ------------   -----------   -----------   -----------
        Total assets              14,674,599     6,599,361      11,840,774    10,924,456     8,005,593     4,178,184     1,377,382

  LIABILITIES:
    Accrued liabilities                3,355         3,355           3,355         3,355         3,355         3,355         3,355
                                ------------   -----------    ------------  ------------   -----------   -----------   -----------
NET ASSETS AVAILABLE
  FOR BENEFITS                  $ 14,671,244  $  6,596,006    $ 11,837,419  $ 10,921,101   $ 8,002,238   $ 4,174,829   $ 1,374,027
                                ============  ============    ============  ============   ===========   ===========   ===========


See notes to financial statements.


 PART 2 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH


                                                  Vanguard
                                  Vanguard        Interna-
                                    U.S.           tional
                                   Growth          Growth           Loan
                                  Portfolio       Portfolio         Fund           Total
ASSETS:
  Investments, at fair value:
    Company common stock         $         -     $         -    $         -     $ 14,363,809
    Common/collective trust                -               -              -        6,551,207
    Shares of registered
      investment company           1,586,152       1,802,793              -       39,328,263
    Participant loans                      -               -      1,707,980        1,707,980
  Loans receivable                     1,552           1,756              -           47,517
  Contributions receivable:
      Employee                        49,644          42,358              -          576,206
      Employer                             -               -              -          217,602
                                 -----------     -----------    -----------     ------------
        Total assets               1,637,348       1,846,907      1,707,980       62,792,584

  LIABILITIES:
    Accrued liabilities                3,355           3,355              -           30,195
                                 -----------     -----------    -----------      -----------
NET ASSETS AVAILABLE
  FOR BENEFITS                   $ 1,633,993     $ 1,843,552    $ 1,707,980      $62,762,389
                                 ===========     ===========    ===========      ===========


See notes to financial statements.


GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH SUPPLEMENTAL
FUND INFORMATION
YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------
PART 1 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH


                                General
                               Instrument  Vanguard                          Vanguard    Vanguard              Vanguard   Vanguard
                              Corporation Investment               Vanguard    Money  Fixed Income  Vanguard    U.S.   International
                                 Common     Contract Wellington     Index     Market    Securities    STAR     Growth     Growth
                               Stock Fund     Trust     Fund        Trust    Reserves      Fund       Fund    Portfolio  Portfolio
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

CONTRIBUTIONS:
   Employees                  $ 1,061,846 $  476,722 $ 1,468,740 $ 1,981,808 $  567,717 $  447,061 $  530,101 $  991,571 $  635,851
   Employer                     3,066,708          -           -           -          -          -          -          -          -
   Other                          477,603    128,797     479,791   1,043,965    144,276    165,768    316,781    684,623    288,691
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Net contributions               4,606,157    605,519   1,948,531   3,025,773    711,993    612,829    846,882  1,676,194    924,542
                              ----------- ---------- -----------  ---------- ---------- ---------- ---------- ---------- ----------

INVESTMENT INCOME:
   Interest                             -          -           -           -          -          -          -          -          -
   Dividends                            -    382,914   1,102,698     335,067    418,133    298,479    203,963    278,425    123,877
   Net gain (loss) on
    investments                (1,174,356)         -     876,163   2,437,414          -    (80,922)    74,461    329,601    204,943
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Net investment income (loss)   (1,174,356)   382,914   1,978,861   2,772,481    418,133    217,557    278,424    608,026    328,820
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Total additions                 3,431,801    988,433   3,927,392   5,798,254  1,130,126    830,386  1,125,306  2,284,220  1,253,362
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

DISTRIBUTIONS                   1,508,047    665,198   1,005,272   1,181,942    978,501    684,357    202,033    306,195    301,704

ADMINISTRATIVE EXPENSES            16,235      1,294       6,839       7,895      3,558        492        (70)     1,296        175
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Total deductions                1,524,282    666,492   1,012,111   1,189,837    982,059    684,849    201,963    307,491    301,879
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------


TRANSFER FROM (TO) OTHER FUNDS     46,925   (392,299)   (411,164)    413,791   (175,996)  (213,071)    20,809    295,799    108,072
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

NET INCREASE (DECREASE) ......  1,954,444    (70,358)  2,504,117   5,022,208    (27,929)   (67,534)   944,152  2,272,528  1,059,555

NET ASSETS AVAILABLE FOR
   BENEFITS, BEGINNING OF YEAR 14,671,244  6,596,006  11,837,419  10,921,101  8,002,238  4,174,829  1,374,027  1,633,993  1,843,552
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

NET ASSETS AVAILABLE FOR
   BENEFITS, END OF YEAR .....$16,625,688 $6,525,648 $14,341,536 $15,943,309 $7,974,309 $4,107,295 $2,318,179 $3,906,521 $2,903,107
                              =========== ========== =========== =========== ========== ========== ========== ========== ==========

See notes to financial statements.

PART 2 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH

                                                       Loan
                                                       Fund               Total
                                                   -----------       -----------

CONTRIBUTIONS:
   Employees                                       $         -       $ 8,161,417
   Employer                                                  -         3,066,708
   Other                                                     -         3,730,295
                                                   -----------       -----------

Net contributions                                            -        14,958,420
                                                   -----------       -----------

INVESTMENT INCOME:
   Interest                                            153,115           153,115
   Dividends                                                 -         3,143,556
   Net gain (loss) on
    investments                                              -         2,667,304
                                                   -----------       -----------

Net investment income (loss)                           153,115         5,963,975
                                                   -----------       -----------

Total additions                                        153,115        20,922,395
                                                   -----------       -----------

DISTRIBUTIONS                                          156,337         6,989,586

ADMINISTRATIVE EXPENSES                                      -            37,714
                                                   -----------       -----------

Total deductions                                       156,337         7,027,300
                                                   -----------       -----------


TRANSFER FROM (TO) OTHER FUNDS                         307,134                 -
                                                   -----------       -----------

NET INCREASE (DECREASE)                                303,912        13,895,095

NET ASSETS AVAILABLE FOR
   BENEFITS, BEGINNING OF YEAR                       1,707,980        62,762,389
                                                   -----------       -----------

NET ASSETS AVAILABLE FOR
   BENEFITS, END OF YEAR                           $ 2,011,892       $76,657,484
                                                   ===========       ===========


See notes to financial statements.



GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH SUPPLEMENTAL
FUND INFORMATION
YEAR ENDED DECEMBER 31, 1995
--------------------------------------------------------------------------------
PART 1 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH


                                General                                                  Vanguard
                               Instrument  Vanguard                           Vanguard    Fixed               Vanguard   Vanguard
                              Corporation Investment              Vanguard     Money     Income    Vanguard    U.S.   International
                                 Common     Contract Wellington     Index      Market   Securities    STAR     Growth     Growth
                               Stock Fund     Trust     Fund        Trust     Reserves     Fund      Fund    Portfolio  Portfolio
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

CONTRIBUTIONS:
   Employees                  $   772,548 $  522,998 $ 1,284,060 $ 1,407,447 $  658,698 $  483,932 $  332,356 $  430,433 $  433,715
   Employer                     2,351,509          -           -           -          -          -          -          -          -
   Other                          229,582    273,735     263,820     349,553    138,511     92,346     99,440    201,916    122,847
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Net contributions               3,353,639    796,733   1,547,880   1,757,000    797,209    576,278    431,796    632,349    556,562
                              ----------- ---------- -----------  ---------- ---------- ---------- ---------- ---------- ----------

INVESTMENT INCOME:
   Interest                             -          -           -           -          -          -          -          -          -
   Dividends                            -    411,158     582,722     246,529    482,225    301,167     91,488     62,265     47,617
   Net gain (loss) on
    investments                (2,737,139)         -   2,345,472   2,634,169          -    346,463    167,021    305,483    155,861
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Net investment income (loss)   (2,737,139)   411,158   2,928,194   2,880,698    482,225    647,630    258,509    367,748    203,478
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Total additions                   616,500  1,207,891   4,476,074   4,637,698  1,279,434  1,223,908    690,305  1,000,097    760,040
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

DISTRIBUTIONS                   1,376,452    726,950     772,738     932,949  1,055,006    655,953     83,794    112,181    241,159

ADMINISTRATIVE EXPENSES            22,726      6,681      11,685      11,077      9,782      4,655      2,145      2,505      2,549
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Total deductions                1,399,178    733,631     784,423     944,026  1,064,788    660,608     85,939    114,686    243,708
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------


TRANSFER FROM (TO) OTHER FUNDS  2,170,778   (623,028)   (691,728)   (233,616)  (707,591)  (170,799)   (78,810)    73,205   (116,211)
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

NET INCREASE (DECREASE)         1,388,100   (148,768)  2,999,923   3,460,056   (492,945)   392,501    525,556    958,616    400,121

NET ASSETS AVAILABLE FOR
   BENEFITS, BEGINNING OF YEAR 13,283,144  6,744,774   8,837,496   7,461,045  8,495,183  3,782,328    848,471    675,377  1,443,431
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

NET ASSETS AVAILABLE FOR
   BENEFITS, END OF YEAR      $14,671,244 $6,596,006 $11,837,419 $10,921,101 $8,002,238 $4,174,829 $1,374,027 $1,633,993 $1,843,552
                              =========== ========== =========== =========== ========== ========== ========== ========== ==========

See notes to financial statements.

PART 2 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH

                                                       Loan
                                                       Fund               Total
                                                   -----------       -----------

CONTRIBUTIONS:
   Employees                                       $         -       $ 6,326,187
   Employer                                                  -         2,351,509
   Other                                                     -         1,771,750
                                                   -----------       -----------

Net contributions                                            -        10,449,446
                                                   -----------       -----------

INVESTMENT INCOME:
   Interest                                            130,638           130,638
   Dividends                                                 -         2,225,171
   Net gain (loss) on
    investments                                               -         3,217,330
                                                   -----------       -----------

Net investment income (loss)                           130,638         5,573,139
                                                   -----------       -----------

Total additions                                        130,638        16,022,585
                                                   -----------       -----------

DISTRIBUTIONS                                          118,874         6,076,056

ADMINISTRATIVE EXPENSES                                      -            73,805
                                                   -----------       -----------

Total deductions                                       118,874         6,149,861
                                                   -----------       -----------


TRANSFER FROM (TO) OTHER FUNDS                         377,800                 -
                                                   -----------       -----------

NET INCREASE (DECREASE)                                389,564         9,872,724

NET ASSETS AVAILABLE FOR
   BENEFITS, BEGINNING OF YEAR                       1,318,416        52,889,665
                                                   -----------       -----------

NET ASSETS AVAILABLE FOR
   BENEFITS, END OF YEAR                           $ 1,707,980       $62,762,389
                                                   ===========       ===========


See notes to financial statements.


GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------


1.    DESCRIPTION OF THE PLAN

      a.    General  - The  General  Instrument  Corporation  Savings  Plan (the
            "Plan") is a defined contribution plan which was established to encourage long-term savings by eligible employees of General Instrument Corporation of Delaware and subsidiaries (the "Company") through a systematic program of salary deductions. The Company is a subsidiary of General Instrument Corporation, a holding company whose stock is traded on the New York Stock Exchange. Each eligible employee may elect to have compensation reduced by, and authorize the Company to contribute to the Plan on his or her behalf, a Matched Participant Contribution of 1% to 6% of compensation for each payroll period. Compensation represents the participant's base salary or wages, without reduction for his or her Matched or Unmatched Participant Contributions to the Plan and Internal Revenue Code Section 125 contributions for health care coverage, and excluding any other form of additional compensation such as overtime pay, commissions, bonuses or incentive compensation, which are additions to the participant's yearly base salary. Each month, the Company contributes to the Plan, on behalf of the employee, a Matching Employer Contribution equal to 50% of the employee's Matched Participant Contribution. In addition, an employee who has elected a Matched Participant Contribution rate of 6% may elect to further reduce compensation, and authorize the Company to contribute to the Plan on his or her behalf, an Unmatched Participant Contribution of 1% to 4% of the employee's compensation for each payroll period. The combined contribution limitation for employee and employer contributions is the lesser of 25% of eligible compensation or $30,000.

            A participant may also contribute to the Plan a Rollover Amount or Trust to Trust Amount, provided the Administrative Committee of the Plan is satisfied that the amount to be rolled over to the Plan constitutes a Rollover Amount or Trust to Trust Amount under federal tax regulations. Such contributions are classified as "other" in the statements of changes in net assets available for benefits.

      b. Eligibility - All persons employed by the Company (including officers and directors who are employees and excluding leased employees) as of January 1, 1991 or at any time thereafter without satisfying any minimum period of qualifying employment are eligible to participate in the Plan.

            Employees subject to collective bargaining agreements which do not provide for participation of such employees in the Plan are not eligible to participate in the Plan.

      c. Vesting - A participant's interest in his or her Participant Contributions Account and any Rollover Account or Trust to Trust Account (including all earnings on contributions to such accounts) are immediately and fully vested at all times and not subject to forfeiture. Effective January 1, 1993, a participant's interest in his or her Employer Contributions Account (including all earnings on such account) will be 50% vested upon commencing employment, 75% vested upon completing one year of employment, and 100% vested upon completing two years of employment. Such years of employment need not be consecutive.

            Notwithstanding the foregoing, a participant becomes fully vested in his or her Employer Contributions Account upon the earlier of: (i) obtaining normal retirement date; (ii) total disability or (iii) termination of employment by way of death. A participant will also be fully vested in the event of a liquidation or dissolution of the Company, or upon termination of the Plan.

      d. Conditions of Distribution and Withdrawal - Distributions under the Plan may be made upon a participant's death, total disability, retirement or other termination of employment. A participant who has not reached age 65 upon termination of employment may defer payment of his or her distribution (unless such distribution would be $3,500 or less) until any time up to age 70 1/2.

            Prior to termination of employment, the participant may make withdrawals from his or her accounts in the following sequence:

            (i) All or a portion of the balance in the Rollover Account or Trust
            to  Trust  Account  (subject  to  certain  limitations),   including
            investment income thereon.

            (ii) All or a portion of the vested Employer Contributions Account, including investment income thereon earned before January 1, 1991 (subject to certain limitations).

            (iii) When the Participant attains age 59 1/2, all or a portion of the vested Employer Contribution Account, the Matched Participant Contribution Account and the Unmatched Participant Contribution Account.

            In the case of hardship, the Participant may withdraw all or a portion of his or her vested Employer Contribution Account and his Matched Participant Contribution Account and Unmatched Participant Contribution Account, excluding investment income thereon earned after December 31, 1988. The Plan Administrator has sole discretion to approve the amount needed to be withdrawn from the Participant Contribution Account to alleviate the immediate hardship.

            Withdrawals prior to termination of employment are subject to the following conditions: (i) no more than one request for a withdrawal may be made during any six-month period, except in the case of a financial hardship withdrawal; (ii) a participant may not make a withdrawal until he or she has been a participant for six consecutive months; and (iii) the amount withdrawn shall not be less than $200 or the amount of the participant's vested accrued benefit.

            Effective January 1, 1987, the Tax Reform Act of 1986 imposed an additional 10% tax on the amount of any distribution from the Plan made to or in respect of a participant before the participant attains age 59 1/2 except: (i) any portion of the distribution which was rolled over to a qualified successor benefit plan; and (ii) if the distribution is on account of death, disability or retirement (after age 55).

            Upon withdrawal from the Plan or after termination of employment, the non-vested portion of a participant's account will be forfeited. The forfeiture may be used to reduce future employer contributions. Forfeited non-vested accounts totaled $24,595 and $24,053 as of December 31, 1996 and 1995, respectively.

      e. Loans - A participant is eligible to receive loans under the Plan without a required period of prior participation in the Plan. A participant may not have more than one loan from the Plan outstanding at any one time.

            The amount of a loan may not exceed the following amount:

            (i) The lesser of 50% of the vested value of the participant's accounts or $50,000.

            (ii) Notwithstanding anything in (i) to the contrary, no loan shall be made in a principal amount of less than $1,000 and the principal amount must be in increments of $100.

            Interest is paid on the outstanding principal amount of each loan at a fixed per annum rate equal to the prime lending rate as published in the Wall Street Journal on the last business day of each month plus 1 1/2%. This rate applies during the full term of the loan and is not modified. Interest paid by a participant is credited to his or her applicable account.

            The term of the loan is fixed by the Administrative Committee at the time the loan is made and may not be extended. All loans are for a minimum term of one year and are in one year increments. Any loan which is to be used to acquire a dwelling unit which is to be used as the principal residence of the borrowing participant within a reasonable time (a "residence loan") must be repaid within the earlier of fifteen years or disposition of such principal residence. Any other loan will be treated as a "nonresidence loan" and must be repaid within a maximum of five years. A participant may repay all, but not part, of any loan at any time without penalty by payment of the outstanding principal amount thereof, plus unpaid accrued interest to the date of repayment.

            Regardless of its original maturity, the outstanding principal amount of any loan and accrued interest thereon becomes immediately due and payable sixty days following the date a participant's employment with the Company terminates for any reason whatsoever.

            A loan, including interest thereon, is repaid by payroll deductions under a fixed schedule which provides for interest and amortization of principal in substantially level payments over the term of the loan. As collateral for repayment of each loan made to a participant, such participant must pledge 50% of his or her vested accrued benefit and such additional collateral as the Plan administrator may require.

      f.    Investment  Funds - State  Street  Bank and  Trust  Company  ("State
            Street") is the trustee of the Plan. Vanguard Fiduciary Trust Company ("Vanguard") is the investment manager and recordkeeper of the Plan.

            Subsequent to the initial public offering of 22 million shares of General Instrument Corporation common stock, effective June 17, 1992, all matching employer contributions and earnings thereon, have been invested solely in the General Instrument Corporation Common Stock Fund. In May 1993, the General Instrument Corporation Common Stock Fund was also established as an investment option for participants. A participant may elect to invest all Participant Contributions, Rollover Amounts or Trust to Trust amounts in one or any combination of the funds described below, in whole multiples of 5% of the aggregate amount of such contributions. A participant may elect to transfer once each day, all or any part of the aggregate value in his or her account or his or her interest in one or more investment fund or funds subject to rules restricting transfers related to the Vanguard Investment Contract Trust. The descriptions of the investments have been obtained from the various fund prospectuses:

                   General Instrument Corporation Common Stock Fund - Consists of General Instrument Corporation common stock and temporary cash investments.

                   Vanguard Investment Contract Trust (Common/Collective Trusts)
                   - Consisting of one or more guaranteed investment contracts issued by insurance companies and banks.

                   Vanguard/Wellington Fund (Registered Investment Company) - Consisting of a portfolio of approximately 65% in common stocks and 35% in fixed income securities (including corporate and government bonds and money market instruments).

                   Vanguard Index Trust (Registered Investment Company) - Consisting of a portfolio of the five-hundred stocks in the Standard & Poor's 500 Composite Stock Price Index, each individual stock being weighted relative to its total market value and parallel to its representation in the Index.

                   Vanguard Money Market Reserves (Registered Investment Company) - Consisting of a portfolio of securities issued by the U.S. Treasury and agencies of the U.S. Government with maturities of one year or less.

                   Vanguard Fixed Income Securities Fund (Registered Investment Company) - Consisting of a portfolio of fixed income securities guaranteed by the U.S. Government and approximately 80% of which is normally invested in Government National Mortgage Association ("GNMA") certificates; the balance being invested in temporary cash investments.

                   Vanguard STAR Portfolio (Registered Investment Company) - Comprised of a portfolio investing 60-70% of its assets in seven Vanguard equity funds and approximately 30-40% in three Vanguard fixed income funds.

                   Vanguard U.S. Growth Portfolio (Registered Investment Company) - Consisting of a portfolio investing primarily in common stock of United States corporations with above average growth potential.

                   Vanguard International Growth Portfolio (Registered Investment Company) - Consisting of a portfolio of equity securities of corporations located outside the United States.

                   Loan Fund - A separate loan fund has been established to account for loans made from each specified fund. As periodic principal and interest payments become due, they are reallocated to the specific funds from which the loan originated.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      b. Investments - Investments are stated at fair or market values. The market value of General Instrument Corporation common stock is based on the closing price as quoted on the New York Stock Exchange. The investments in shares of the Vanguard funds are valued at the redemption prices established by Vanguard, based upon its determination of the market value of the underlying investments.

      c. Administrative Expenses - The Plan provides that all expenses shall be paid by the Plan unless the Company, at its sole discretion, elects to pay such expenses without reimbursement. During the years ended December 31, 1996 and 1995, the Company elected to pay $68,391 and $66,480, respectively, of Plan expenses without reimbursement.

      d. Other - All security transactions are recorded on a trade date basis. Net gains and losses on the disposal of investments in each fund are computed using the average cost method based on the beginning market value as carried forward from the end of the prior plan year. Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

      e. Benefit Payable - As prescribed by the American Institute of Certified Public Accountants' Audit and Accounting Guide, "Audits of Employee Benefit Plans," benefit payments are recognized as reductions of Plan assets upon disbursement. Benefits payable to terminated employees who had elected to withdraw from the Plan as of December 31, 1996 and 1995 were $5,338 and $10,401, respectively.

      f.    Reclassifications   -  Certain   amounts  in  prior  year  financial
            statements have been reclassified to conform with the current year presentation.

3.    INVESTMENTS

      Investments held by State Street and Vanguard at December 31, 1996 were as follows:

                Name of                                       Number of                                                   Fair Value
               Issuer and                                     Shares or          Historical              Fair              Per Share
            Title of Issues                                     Units               Cost                 Value              or Unit

General Instrument Corporation
  Common Stock Fund                                             574,636         $16,143,812         $16,279,428            $  28.33
Vanguard:
  Investment Contract Trust                                   6,486,110           6,486,110           6,486,110                 1.00
  Wellington Fund                                               543,766          11,423,656          14,219,477                26.15
  Index Trust                                                   227,951          10,945,526          15,765,070                69.16
  Money Market Reserves                                       7,927,015           7,927,015           7,927,015                 1.00
  Fixed Income Securities Fund                                  398,517           4,002,069           4,072,849                10.22
  STAR Portfolio                                                143,004           2,126,948           2,268,045                15.86
  U.S. Growth Portfolio                                         160,354           3,321,285           3,806,799                23.74
  International Growth Portfolio                                172,935           2,551,331           2,846,516                16.46



      Investments held by State Street and Vanguard at December 31, 1995 were as follows:

                Name of                                               Number of                                          Fair Value
               Issuer and                                             Shares or         Historical           Fair         Per Share
            Title of Issues                                             Units               Cost             Value         or Unit

General Instrument Corporation                                         469,559         $12,598,047        $14,363,809      $  30.59
  Common Stock Fund
Vanguard:
  Investment Contract Trust                                          6,551,207           6,551,207          6,551,207          1.00
  Wellington Fund                                                      479,909           9,405,854         11,724,173         24.43
  Index Trust                                                          187,215           7,822,900         10,783,610         57.60
  Money Market Reserves                                              7,948,955           7,984,955          7,948,955          1.00
  Fixed Income Securities Fund                                         396,827           3,974,875          4,138,902         10.43
  STAR Portfolio                                                        89,459           1,242,340          1,343,678         15.02
  U.S. Growth Portfolio                                                 77,944           1,342,318          1,586,152         20.35
  International Growth Portfolio                                       120,026           1,645,207          1,802,793         15.02






4.    PLAN TERMINATION

      Although it has not expressed any interest to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA.

5.    TAX STATUS

      The Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and is intended to be exempt from taxation under Section 501(a) of the Code. The Plan received a favorable IRS determination letter dated June 19, 1995, conditioned on the adoption of certain proposed amendments. Such amendments were adopted by the Company, and the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code and the related trust was tax-exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan's financial statements.

6.    SUBSEQUENT EVENT

      On January 7, 1997, General Instrument Corporation announced its intention to separate into three publicly-traded companies to focus on global growth opportunities. The restructuring, expected to be completed in the third quarter of 1997, will create three independent companies: NextLevel Systems, Inc., CommScope, Inc. and General Semiconductor, Inc. In conjunction with the restructuring, a defined contribution plan will be created for NextLevel Systems, Inc. employees on July 1, 1997, titled NextLevel Systems, Inc. Savings Plan (the "New Plan"). The New Plan will be formed under the same terms as the Plan. During July 1997, all NextLevel employees who participated in the Plan will have their net assets transferred to the New Plan, and General Semiconductor will change the name of the Plan to General Semiconductor, Inc. Savings Plan.

                             SUPPLEMENTAL SCHEDULES



GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DECEMBER 31, 1996


                                                    Description                 Number of
              Name of Issuer                            of                      Shares or                                   Current
            and Title of Issue                      Investment                   Units                  Cost                 Value

General Instrument Corporation                      Common Stock and
  Common Stock Fund                                   Temporary Cash
                                                      Investments                574,636            $ 16,143,812        $ 16,279,428

Vanguard:
  Investment Contract Trust                         Common/Collective
                                                      Trust                    6,486,110               6,486,110           6,486,110

  Wellington Fund                                   Shares of Registered
                                                      Investment Company         543,766              11,423,656          14,219,477

  Index Trust                                       Shares of Registered
                                                      Investment Company         227,951              10,945,526          15,765,070

  Money Market Reserves                             Shares of Registered
                                                      Investment Company       7,927,015               7,927,015           7,927,015

  Fixed Income Securities Fund                      Shares of Registered
                                                      Investment Company         398,517               4,002,069           4,072,849

  STAR Portfolio                                    Shares of Registered
                                                      Investment Company         143,004               2,126,948           2,268,045

  U.S. Growth Portfolio                             Shares of Registered
                                                      Investment Company         160,354               3,321,285           3,806,799

  International Growth                              Shares of Registered
    Portfolio                                         Investment Company         172,935               2,551,331           2,846,516

                                                    Description
        Description                                 of Maturity

Plan participant loans                              Through 12/31/01
  other than mortgages,                             7.5% - 11.5%
  at various rates of interest                                                                         2,011,892           2,011,892
                                                                                                    ------------        ------------
TOTAL ASSETS HELD
  FOR INVESTMENT
  PURPOSES                                                                                          $ 66,939,644        $ 75,683,201
                                                                                                    ============        ============

GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

ITEM 27(d) - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------


                                Number  Purchase      Number
                                 of      Price or       of   Selling  Realized
              Investment      Purchases Contribution  Sales   Price      Gain

General Instrument Corporation
  Common Stock Fund              158    $8,860,640     162  $5,785,665  $425,963

Vanguard:
  Wellington Fund                126     4,166,439     124   2,547,442   367,063

  Money Market Reserves          177     4,074,342     157   4,096,282         -

  Index Trust                    166     5,199,437     123   2,653,453   551,288

  U.S. Growth Portfolio          133     2,595,846      88     702,725    87,920

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-60498, 33-61820, 33-50911, 33-52189, 33-54923, 33-55595, 33-57737 and
333-22861 of General Instrument Corporation on Forms S-8 of our report dated June 2, 1997 appearing in and incorporated by reference in this Annual Report on Form 11-K of General Instrument Corporation Savings Plan for the year ended December 31, 1996.


/s/Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP

June 19, 1997